Exhibit (e)(4)

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, NY 10036

CONFIDENTIAL

November 5, 2015

Microsemi Corporation

One Enterprise

Aliso Viejo, CA 92656

Attention: John Hohener

                 Chief Financial Officer

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

1251 Avenue of the Americas

New York, New York 10020

Deutsche Bank Securities Inc. (“DBSI”)

Deutsche Bank AG New York Branch (“DBNY”)

60 Wall Street

New York, NY 10005

Joinder Agreement to Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Commitment Letter dated as of October 18, 2015 (the “Commitment Letter”), a copy of which is attached hereto as Annex A, from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) addressed to Microsemi Corporation, a Delaware corporation. Capitalized terms used in this joinder letter agreement (this “Joinder Agreement”) but not defined herein shall have the meanings assigned to such terms in the Commitment Letter.

Each of BTMU and DBSI (each an “Additional Arranger”, and collectively, the “Additional Arrangers”) has advised Morgan Stanley that it desires to join the Commitment Letter as a joint lead arranger and bookrunner under the Commitment Letter.

1. Each of BTMU and DBNY (each an “Additional Initial Lender”) is pleased to advise Morgan Stanley of its commitment to provide 26.25% and 25.0%, respectively, of each of (a) the aggregate principal amount of the $350,000,000 Senior Secured Revolving Credit Facility, (b) the aggregate principal amount of the $375,000,000 Senior Secured Term Loan A Facility and (c) the aggregate principal amount of the $2,200,000,000 Senior Secured Term Loan B Facility (collectively, the “Assumed Commitments”), in each case, on a several and not joint basis, subject only, as applicable, to the satisfaction of the conditions set forth or referenced in Section 6 of the Commitment Letter and the commitments of Morgan Stanley under the Commitment Letter shall be reduced on a dollar-for-dollar basis by the aggregate amount of the Assumed Commitments of the Additional Arrangers.

2. Each of the parties hereto acknowledges and agrees that for all purposes, the Additional Arrangers shall have the right to act (and each Additional Arranger hereby undertakes and agrees to act) as a Commitment Party and an “Additional Arranger” (as referred to in the Commitment Letter) in connection with the Credit Facilities. Each of the Additional Initial Lenders and Morgan Stanley, acknowledges and agrees that for all purposes, the Additional Initial Lenders shall have the right to act (and each Additional Initial Lender hereby undertakes and agrees to act) as a Commitment Party and as an Initial Lender in connection with the Credit Facilities. It is hereby agreed and understood that notwithstanding anything to the contrary, Morgan Stanley will appear on the top left of the cover page of any marketing materials for the Credit Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

3. In consideration of the foregoing, notwithstanding anything to the contrary set forth in the Commitment Letter, to the extent paid to it, Morgan Stanley agrees to pay to each Additional Arranger a closing fee in an amount equal to (x) if the Acquisition shall have been approved by the board of directors and/or the stockholders or other equity holders of the Target prior to the commencement of an actual tender offer to acquire not less than a majority of the outstanding capital stock of the Target without the prior approval and consent of the board of directors and/or stockholder or other equityholders of the Target, 1.375% of the commitment of such Additional Arranger in respect of the Credit Facilities in effect on the date hereof, payable in full on the date of the consummation of the acquisition and the “Closing Date” (as referred to in the Commitment Letter) and (y) in all other cases, the sum of (i) 0.25% of the commitment of such Additional Arranger in respect of the Credit Facilities in effect on the date hereof, earned and payable on the earlier of the date that is 45 days after October 18, 2015 (the “Commitment Letter’s Execution Date”) (unless the Borrower has terminated the Commitment Letter prior to such date) (irrespective of whether the Closing Date occurs) and the Closing Date, (ii) 0.25% of the of the aggregate amount of the commitment of such Additional Arranger in respect of the Credit Facilities in effect on the date hereof, earned and payable on the earlier of the date that is 90 days after the Commitment Letter’s Execution Date (unless the Borrower has terminated the Commitment Letter prior to such date) (irrespective of whether the Closing Date occurs) and the Closing Date and (iii) 1.25% of the commitment of such Additional Arranger in respect of the Credit Facilities in effect on the date hereof, payable on, and subject to, the occurrence of, the Closing Date.

4. Each Additional Arranger hereby acknowledges that it has, independently and without reliance upon Morgan Stanley or any of Morgan Stanley’s affiliates, or any of Morgan Stanley’s officers, directors, employees, agents, advisors or representatives, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to join the Commitment Letter as set forth herein.

5. This Joinder Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.

6. SECTION 10 OF THE COMMITMENT LETTER IS HEREBY INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND SHALL APPLY HEREUNDER AS IF FULLY SET FORTH HEREIN.

7. Each party hereto agrees to maintain the confidentiality of this Joinder Agreement and the terms hereof, subject to the applicable confidentiality and disclosure provisions set forth in the Commitment Letter.

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8. Without limiting the provisions of the last paragraph of this Joinder Agreement, each party hereto agrees that this Joinder Agreement shall remain in full force and effect so long as the Commitment Letter remains in full force and effect and will automatically terminate and be of no further force and effect, solely as and to the extent the Commitment Letter terminates in accordance with its terms. For the avoidance of doubt, the Additional Arranger shall have the benefit of and shall be subject to any and all provisions of the Commitment Letter that “survive” the expiration or termination of the Commitment Letter.

If you are in agreement with the foregoing, please sign and return to Morgan Stanley the enclosed copy of this Joinder Agreement by no later than 5:00 P.M. (New York time) on November 5, 2015, otherwise this Joinder Agreement shall expire at such time. This Joinder Agreement shall become effective and the undertaking of the parties thereunder shall become effective to the extent and in the manner provided hereby on the date the Additional Arranger delivers to Morgan Stanley an executed copy hereof.

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Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Jonathon Rauen
Name: Jonathon Rauen Title: Authorized Signatory

ACCEPTED AND AGREED

on                 , 2015:

MICROSEMI CORPORATION

By:	/s/ John Hohener
Name: Title:	John Hohener CFO

[Joinder Agreement to Commitment Letter]

ACCEPTED AND AGREED

on November 5, 2015:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Additional Arranger and Initial Lender

By:	/s/ Timothy P. Dilworth
Name: Title:	Timothy P. Dilworth Managing Director

[Joinder Agreement to Commitment Letter]

ACCEPTED AND AGREED

on Nov 4, 2015:

DEUTSCHE BANK SECURITIES INC., as Additional Arranger

By:	/s/ Ian Dorrington
Name: Title:	Ian Dorrington Managing Director

By:	/s/ Christopher Blum
Name: Title:	Christopher Blum Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as Initial Lender

By:	/s/ Ian Dorrington
Name: Title:	Ian Dorrington Managing Director

By:	/s/ Christopher Blum
Name: Title:	Christopher Blum Managing Director

[Joinder Agreement to Commitment Letter]

ANNEX A

[Commitment Letter]

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, NY 10036

CONFIDENTIAL

October 18, 2015

Microsemi Corporation

One Enterprise

Aliso Viejo, CA 92656

Attention:        John Hohener

                        Chief Financial Officer

Project Forest

$350,000,000 Senior Secured Revolving Credit Facility

$375,000,000 Senior Secured Term Loan A Facility

$2,200,000,000 Senior Secured Term Loan B Facility

Commitment Letter

Ladies and Gentlemen:

Microsemi Corporation, a Delaware corporation (“you” or the “Borrower”), has advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, “we”, “us” and, together with any Additional Arranger appointed, in each case, pursuant to Section 2 below, the “Commitment Parties”) that you intend to acquire (the “Acquisition”), directly or indirectly, the Target (as defined in Exhibit A) and consummate the other transactions described in Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions (as defined in Exhibit A), Morgan Stanley is pleased to advise you of its commitment to provide to you 100% of each of (a) the aggregate principal amount of the $350,000,000 Senior Secured Revolving Credit Facility, (b) the aggregate principal amount of the $375,000,000 Senior Secured Term Loan A Facility and (c) the aggregate principal amount of the $2,200,000,000 Senior Secured Term Loan B Facility, in each case, on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit B (and, together with Exhibit C, collectively, the “Term Sheets”), and in each case subject only to the satisfaction or waiver of the conditions set forth in Section 6 hereof.

2. Titles and Roles.

It is agreed that (a) Morgan Stanley will act as a lead arranger and bookrunner for each of the Credit Facilities (as defined in Exhibit A) (in such capacities, the “Lead Arranger”) and (b) Morgan Stanley will act as sole administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Credit Facilities (as defined in Exhibit A). It is further agreed that Morgan Stanley shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of the Credit Facilities and will hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole physical books in respect of the Credit Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree. Notwithstanding anything to the contrary herein, Morgan Stanley may, subject to your consent if required by clause (a) in the proviso to this sentence, appoint up to five (5) additional financial institutions or other entities, and Morgan Stanley will, to the extent required by clause (b) in the proviso to this sentence, appoint additional financial institutions or other entities appointed by you (the “Additional Arrangers”; together with Morgan Stanley and any affiliate of an Additional Arranger to whom Morgan Stanley assigns a portion of its commitments pursuant to this Section 2, the “Initial Lenders”) as additional agents, arrangers, bookrunners or managers and obtain commitments from the Additional Arrangers or one or more of their affiliates to provide a portion of the aggregate principal amount of each of the Revolving Credit Facility, Term Loan A Facility and the Term Loan B Facility, and Morgan Stanley agrees to assign a portion of its commitments hereunder (in such amounts as determined by Morgan Stanley) to each Additional Arranger (or its affiliates); provided that (a) Morgan Stanley shall have the right to assign a portion of its commitments not to exceed 10% of the aggregate principal amount of the commitments set forth in Section 1 to (i) in its sole discretion, Additional Arrangers who are lenders holding an aggregate principal amount as of the date hereof of at least $40,000,000 of Revolving Loans and Incremental Term Loans (each as defined in the Existing Credit Agreement (as defined below)) in the form of term A loans under the Existing Credit Agreement (as defined below) and/or (ii) other Additional Arrangers with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (b) the Borrower shall have the right to designate Additional Arrangers with the consent of Morgan Stanley (such consent not to be unreasonably withheld or delayed) pursuant to this sentence within fourteen days following the date hereof who assume a portion of Morgan Stanley’s commitments not to exceed 25% of the aggregate principal amount of the commitments set forth in Section 1, (c) each Additional Arranger shall be required to assume a pro rata portion of the commitments of Morgan Stanley under each Credit Facility and execute and deliver customary joinder documentation reasonably acceptable to you and us, (d) the commitments of Morgan Stanley immediately prior to such appointment will be reduced by the amount of the commitments assumed from Morgan Stanley by such other financial institutions or entities and (e) in no event shall Morgan Stanley’s commitments be reduced to an aggregate principal amount of less than 65% of the aggregate principal amount of the commitments set forth in Section 1 as the result of assignments under this Section 2.

3. Syndication.

The Lead Arranger reserves the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Lead Arranger in consultation with you and acceptable to you such acceptance not to be unreasonably withheld, delayed or conditioned); provided that (a) the Lead Arranger agrees not to syndicate its commitments to (i) competitors of the Borrower, the Target and their respective subsidiaries specified to

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us by you in writing from time to time, (ii) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you in writing on or prior to the date hereof and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and (b) notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (A) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including their commitments in respect thereof, until after the Closing Date has occurred, (B) except as contemplated in Section 2 above, no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (C) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein prior to the Syndication Date (as defined below), it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arranger may commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of our syndication efforts, it is our intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (a) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (b) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to actively assist the Lead Arranger in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, until the later of the Syndication Date and the Closing Date, (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (ii) direct contact between senior management, certain representatives and certain advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations mutually agreed upon, (iii) your assistance in the preparation of the Information Materials and other customary marketing materials to be used in connection with the syndication of the Credit Facilities, (iv) your using commercially reasonable efforts to obtain, at your expense, prior to the launch of general syndication of the Credit Facilities, public ratings for the Term Loan B Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (v) the hosting, with the Lead Arranger, of a reasonable number of meetings or conference calls to be mutually agreed upon of prospective Lenders at reasonable times and locations to be mutually agreed upon and upon reasonable advance notice, (vi) your promptly preparing and providing pro forma financial projections of the Borrower and its subsidiaries, including pro forma balance sheets and income statements, for a five year period, which shall be on a quarterly basis for first year following the Closing Date and on an annual

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basis thereafter and (vii) your ensuring that, prior to the later of the Syndication Date and the Closing Date, there will not be any competing issues, offerings, placements or arrangements of debt securities or credit facilities by or on behalf of you or any of your subsidiaries (and, in the case of a Negotiated Transaction (as defined in Exhibit A hereto), your using commercially reasonable efforts to cause the Target to ensure that there will not be any competing issues, offerings, placements or arrangements of debt securities or credit facilities of the Target or its subsidiaries) being offered, placed or arranged (other than the Credit Facilities, ordinary course capital leases, purchase money indebtedness and equipment financings, deferred purchase price obligations, obligations under the Acquisition Agreement, indebtedness of the Target and its subsidiaries disclosed or otherwise permitted under the Acquisition Agreement or other indebtedness that has otherwise been consented to by the Lead Arranger) without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including commercially reasonable efforts to obtain the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and shall terminate on the later of the Syndication Date and the Closing Date.

Except as otherwise expressly provided herein, the Lead Arranger, in its capacities as such, will manage all aspects of any syndication of the Credit Facilities, in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) and excluding Disqualified Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree to promptly prepare and provide (and, in the case of a Negotiated Transaction, to use commercially reasonable efforts to cause the Target to promptly prepare and provide) to us, in each case prior to the later of the Syndication Date and the Closing Date, such customary information with respect to the Borrower, the Target and each of their respective subsidiaries and the Transactions, including all financial information and projections prepared by you (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to paragraph 6 of Exhibit C.

You hereby acknowledge that (a) the Lead Arranger will make available Information (as defined below), Projections and other marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (any such memorandum, an “Information Memorandum”, and such Information, Projections, other marketing material and Information Memoranda, collectively with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, Debt X, SyndTrak Online or another similar electronic system and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or of a type that would be publicly available if the Borrower and the Target were public reporting companies or (ii) is not material with respect to you, the Borrower, the Target or your or their respective subsidiaries or securities for purposes of United States federal and State securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you, the Borrower, the Target or your or their respective subsidiaries or securities (each, a

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“Public Sider”, and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and, in the case of a Negotiated Transaction, use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that includes only Public Side Information with respect to you, the Borrower, the Target and/or any of your or their respective subsidiaries or securities, to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that (i) contain a customary “10b-5” representation and a customary representation by you to the Commitment Parties that any Public Side Information does not include any Private Side Information and (ii) exculpate us and our affiliates with respect to any liability related to the use of the contents by the recipients thereof and exculpate you and your affiliates, the Target and its affiliates (including, without limitation, the Seller (as defined in Exhibit A)), in the event of any unauthorized use or misuse of any of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any Information Materials, at our request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to its intended distribution that such materials should only be distributed to Private Siders, provided you have been given a reasonable opportunity to review such materials and comply with federal securities laws’ disclosure obligations: (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets (including revisions thereto) and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation (as defined below) and (d) financial statements of the Target and its subsidiaries of the type that would be included in public filings with the United States Securities and Exchange Commission if the Target were a public reporting company. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that (with respect to information relating to the Target or any of its subsidiaries, to the best of your knowledge), (a) all written information other than (i) the Projections and (ii) forward looking information and other information of a general economic or industry specific nature (the “Information”) that has been or will be made available to the Commitment Parties, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto prior to the date hereof or, in the case of Information provided after the date hereof, prior to the

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date such Information is provided) and (b) the Projections that have been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time when made and at the time delivered to us, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projection will be realized and actual results during the period or periods covered by any such Projection may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (with respect to information relating to the Target or any of its subsidiaries or any controlled affiliate of any thereof, to the best of your knowledge) if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, in the case of a Negotiated Transaction, prior to the Closing Date, with respect to the Information and such Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement the Information and Projections such that such representations and warranties are (prior to the Closing Date with respect to information relating to the Target or any of its subsidiaries, to the best of your knowledge) correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information or Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter, dated the date hereof, and delivered herewith with respect to the Credit Facilities (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, except as provided herein or in the Fee Letter, such fees shall not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, if the Transactions are not consummated and the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) of Section 7 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of Section 7 below, except to the extent required to be paid pursuant to “Break Up Compensation” in the Fee Letter), shall be payable or reimbursable by you pursuant to this Commitment Letter, the Fee Letter or any other agreement entered into between you and the Lead Arranger, any Administrative Agent, any Commitment Party and/or any of their respective affiliates (other than the Alternate Transaction Fee (as defined in the Fee Letter) solely to the extent such fee would be required to be paid pursuant to the terms of the Fee Letter).

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, (b) delivery of a customary borrowing notice (clauses (a) and (b) subject, on the Closing Date, to the Certain Funds Provisions (as defined below)); provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default under the Facilities Documentation, (c) the conditions expressly set forth in this Section 6 and (d) the conditions set forth in Exhibit C hereto, and, upon satisfaction (or waiver by the Lead Arranger) of such conditions, the initial funding of the Credit Facilities shall occur.

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Notwithstanding anything in this Commitment Letter (including the immediately preceding paragraph), the Fee Letter, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations or warranties the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (i) such of the representations and warranties made with respect to the Target and its subsidiaries in the Acquisition Agreement, if any, as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) if any Acquisition Agreement is executed prior to the Closing Date and (ii) the Specified Representations (as defined below), and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6 are satisfied or waived by the Lead Arranger. Notwithstanding anything to the contrary herein or otherwise, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (A) the pledge and perfection of security interests, to the extent required by the Term Sheets, in the equity interests of the material wholly owned domestic subsidiaries of the Borrower (excluding (x) the Target and its material wholly owned domestic subsidiaries (it being understood that the pledge and perfection of the equity interests of the Target and its material wholly owned domestic subsidiaries shall be governed by the succeeding sentence) and (y) including subsidiaries that are Guarantors) with respect to which a lien may be perfected by the delivery of a certificate representing such interests, if any, and (B) the pledge and perfection of security interests in Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code in the applicable office in the respective jurisdiction of organization of the Borrower or any Guarantor (as defined in Exhibit B) (the Collateral described in this clause (B), the “Filing Collateral”)) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but shall instead be provided after the Closing Date pursuant to arrangements and timing (which shall, in any event, be not less than 90 days after the Closing Date or such later date as the Administrative Agent and the Borrower mutually agree upon in good faith) to be mutually agreed by the Administrative Agent and the Borrower acting reasonably. Further, it is hereby understood and agreed that, notwithstanding anything to the contrary in this Commitment Letter or otherwise, any obligation of Borrower, Target or their respective subsidiaries to deliver Collateral related to the Target and its subsidiaries or for any of the Target or its subsidiaries to become Guarantors shall be as set forth in the Facilities Documentation (but in any event shall occur within 30 days following the Closing Date or as the Administrative Agent may agree in its sole discretion) and shall not be a condition precedent to the Credit Facilities. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to organizational status of the Borrower and the Guarantors, no conflicts of the Facilities Documentation with charter documents of the Borrower and the Guarantors in each case, related to the entering into and performance of the Facilities Documentation, organizational power and authority to enter into the Facilities Documentation, due authorization, due execution, delivery and enforceability, in each case, relating to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit C), Federal Reserve margin regulations, the Investment Company Act, OFAC, the PATRIOT Act, the use of the loan proceeds not violating the FCPA, the status of the Credit Facilities and the guarantees thereof provided for in Exhibit B hereto, respectively, as senior debt and, subject to the immediately preceding sentence, the creation, validity and perfection of security interests in the Filing Collateral (subject to permitted liens to be mutually agreed and the preceding provisions of this Section 6). This paragraph and the provisions herein shall be referred to as the “Certain Funds Provisions”.

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The definitive documentation for the Credit Facilities (the “Facilities Documentation”) shall (a) be consistent with this Commitment Letter (including the Certain Funds Provisions), the Term Sheet set forth in Exhibit B hereto, and the Fee Letter, and contain only those conditions precedent, mandatory prepayments, representations, warranties, affirmative covenants, negative covenants, financial covenants and events of default expressly set forth in the Term Sheets (subject only to the exercise of any “market flex” expressly provided in the section of the Fee Letter entitled “Market Flex”) and, to the extent such terms are not expressly set forth in the Term Sheets, but are instead to be determined in accordance with a specified standard or principle, such terms will be negotiated in good faith in accordance with such standard or principle (it being understood that all conditions precedent to fund the Credit Facilities on the Closing Date are expressly set forth in this Section 6), (b) subject to clauses (a) and (d) be based on the Amended and Restated Credit Agreement dated as of October 13, 2011 as amended by Amendment No. 3 dated as of February 17, 2012, Amendment No. 4 dated as of February 19, 2013, Amendment No. 5 dated as of March 18, 2014 and Amendment No. 6 dated as of March 31, 2015 (as so amended and as amended and supplemented by incremental joinders prior to the date hereof and as it may be further amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, the lenders party thereto and Bank of America, N.A. as administrative agent, (c) subject to clauses (a) and (d) of this paragraph, be based on the operational requirements of the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their size, structure, industries, businesses, business practices, matters disclosed in the Acquisition Agreement and proposed business plan and operations, which will include, for the avoidance of doubt, increases in the size of certain “baskets” and thresholds to be mutually agreed, (d) give due regard to the most recent model delivered to the Lead Arranger prior to the date hereof, and (e) be negotiated in good faith by the Borrower and the Lead Arranger to finalize such documentation, giving effect to the Certain Funds Provisions, as promptly as practicable after the acceptance of this Commitment Letter. This paragraph and the provisions herein are referred to as the “Documentation Principles”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, equityholders, partners, members and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”) in connection with this Commitment Letter, the Fee Letter, the Transactions, the Credit Facilities or any use of the proceeds thereof, regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equityholders, your affiliates, creditors or any other third person, and to reimburse each such Indemnified Person promptly following written demand (together with back-up documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional firm of counsel to the affected Indemnified Persons taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel to the affected Indemnified Persons taken as a whole), and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any loss, claim, damage, liability, cost or expense to the extent (i) it has been determined by a court of

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competent jurisdiction in a final, non-appealable judgment to have resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or (B) a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter, (ii) resulting from any Proceeding between or among Indemnified Persons that does not involve an action or omission by you or your affiliates (other than claims against any Commitment Party in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Credit Facilities (excluding its role as a Lender)) and (b) if the Transactions are consummated and the Closing Date occurs, to reimburse Morgan Stanley and its affiliates, from time to time, for all reasonable and documented out-of-pocket expenses, due diligence expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of the single firm of counsel to Morgan Stanley specified in the Term Sheets, and of a single local counsel to Morgan Stanley in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final non-appealable judgment) and (b) none of you, the Indemnified Persons, the Target, the Borrower or any of your or their respective affiliates or the respective directors, officers, employees, advisors and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this sentence shall limit your indemnification obligations set forth herein to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless such Indemnified Person in the manner set forth above.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person.

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8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other persons in respect of which you, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and. No Commitment Party or its affiliates will use confidential information obtained from you, the Target or your or its affiliates or representatives by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and no Commitment Party or its affiliates will furnish any such information to other persons in contravention of Section 9. You also acknowledge that no Commitment Party or its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Target. You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you or the Target, your or its respective equityholders or your or its respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transactions, the Commitment Parties and their applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your or their respective management, equityholders, creditors or affiliates, (c) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of their respective affiliates have advised or are currently advising you or the Target on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter, (d) you have consulted your own legal, accounting and financial advisory, regulatory and tax advisors to the extent you deem appropriate, and (e) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim, and hereby waive any such claim, that any Commitment Party or any of their respective affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or this Commitment Letter or the contents hereof to any person or entity without the prior written approval of the Lead Arranger (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your affiliates and officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders of the foregoing, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform

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us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letter except as provided in clause (vi) below) to the Seller, the Target, the Target’s subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders of the foregoing, in each case, who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose this Commitment Letter and its contents (but not the Fee Letter or its contents) in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials) or in connection with any proxy or public filing, (iii) you may disclose the Term Sheets and other Exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower or the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Credit Facilities or in any proxy or public filing, (v) you may make public disclosure of the existence and amount of the commitments hereunder and of the identities of the Administrative Agent, the Lead Arranger and the Additional Arrangers (if any), (vi) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us and you (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders of the foregoing on a confidential and need to know basis (with you being responsible for such person’s compliance with this paragraph), (vii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, and (viii) you may disclose this Commitment Letter, the Fee Letter and contents hereof and thereof to the extent required by applicable law, rule or regulation, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure).

The Commitment Parties and their respective affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Commitment Parties or any of their respective affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target, the Seller or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by any Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations

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owing to you, the Target, the Seller or any of your or their respective affiliates or related parties, (e) to each Commitment Party’s affiliates and to their respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep the same confidential (with the applicable Commitment Party responsible for such person’s compliance with this paragraph), (f) to potential or prospective Additional Arrangers, Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction (each a “Swap Counterparty”) relating to the Borrower or any of its subsidiaries, in each case other than Disqualified Institutions; provided that the disclosure of any such information to any Lenders, participants, assignees or Swap Counterparties or prospective Lenders, participants, assignees or Swap Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee or Swap Counterparty or prospective Lender, participant, assignee or Swap Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including as expressly agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (g) to rating agencies in connection with obtaining ratings for the Borrower or the Credit Facilities, (h) for purposes of establishing a “due diligence” or similar defense in connection with or arising out of the making of loans pursuant to this Commitment Letter, (i) with your prior written consent or (j) to enforce their rights and remedies hereunder or under the Fee Letter. Upon the entering into of the Facilities Documentation, the Commitment Parties and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, subject to the limitations set forth in Section 3, by the Initial Lenders to any other Lender), in each case, immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 2 and Section 3 above, the Commitment Parties reserve the right to employ the services of their respective affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as such Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder (provided that the applicable Commitment Party shall be liable for the actions or inactions of any such person whose services are so employed). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits hereto), together with the Fee Letter, (i) are the

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only agreements that have been entered into among the parties hereto with respect to the Credit Facilities, and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED, HOWEVER, THAT (A) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION (IN EACH CASE, IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT) AS A RESULT OF A BREACH OF SUCH REPRESENTATIONS AND WARRANTIES IN THE ACQUISITION AGREEMENT AND (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), we and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), sharing of information, absence of fiduciary relationships, no agency, affiliate activities, jurisdiction, governing law,

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venue, waiver of jury trial, syndication (including the “Market Flex” provisions in the Fee Letter) and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of such commitments (including supplementing and/or correcting Information and Projections) prior to the later of the Syndication Date and the Closing Date, (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, and (c) as of the Closing Date the provisions of Section 7 shall be superseded to the extent the Facilities Documentation includes indemnification and expense reimbursement provisions. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on October 27, 2015. The Initial Lenders’ commitments and the obligations of the Lead Arranger hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities, (iii) 11:59 p.m., New York City time, on March 31, 2016 and (iv) the date on which you elect to terminate this Commitment Letter pursuant to the second preceding paragraph hereof (such earliest date being the “Termination Date”). Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name: Title:

[SIGNATURE PAGE TO FOREST COMMITMENT LETTER]

Accepted and agreed to as

of the date first above written:

MICROSEMI CORPORATION

By:
Name: Title:

[SIGNATURE PAGE TO FOREST COMMITMENT LETTER]

EXHIBIT A

Project Forest Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Microsemi Corporation, a Delaware corporation (the “Borrower”), intends to acquire (the “Acquisition”) 100% of the capital stock of PMC-Sierra, Inc., a Delaware corporation (the “Target”) pursuant to either (A) a tender offer by a newly created wholly-owned direct or indirect subsidiary of the Borrower (the “Merger Sub”) followed by a merger of Merger Sub with and into the Target or (B) a merger of Merger Sub with and into the Target as more fully described below. In connection therewith, it is intended that:

(a) The Acquisition will be consummated by means of either (i) the public announcement of your desire to acquire, or the announcement of a proposed tender offer to acquire, shares of the Target, in each case, followed by an actual tender offer to acquire such shares without the prior approval and consent of the board of directors and/or stockholders or other equity holders of the Target to acquire not less than a majority of the outstanding capital stock of the Target (the “Non-Consensual Tender Offer” or a “Hostile Transaction”) that is made by MergerSub followed by a merger of Merger Sub with and into the Target or (ii) a tender offer and/or merger by MergerSub pursuant to a negotiated transaction approved by the board directors and/or stockholders or other equity holders of the Target (a “Negotiated Transaction”) which may follow the entering into by the Borrower and the Target of a definitive merger/acquisition agreement (any such merger/acquisition agreement, the “Acquisition Agreement”) which Acquisition Agreement may provide that the Borrower will acquire the capital stock of the Target either through a tender offer followed by a merger or a merger from the holders of such capital stock (collectively, the “Seller”) with the Seller receiving consideration consisting of cash and equity in the Borrower in accordance with the terms of, and subject to adjustment as provided in, the Acquisition Agreement (such consideration or any other consideration for the capital stock of the Target, the “Acquisition Consideration”).

(b) The Borrower will obtain $350,000,000 in commitments under the senior secured revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Credit Facility”).

(c) The Borrower will obtain $375,000,000 in commitments under the senior secured term loan A facility described in Exhibit B to the Commitment Letter (the “Term Loan A Facility”).

(d) The Borrower will obtain $2,200,000,000 in commitments under the senior secured term loan B facility described in Exhibit B to the Commitment Letter (the “Term Loan B Facility” and, together with the Revolving Credit Facility and the Term Loan A Facility, the “Credit Facilities”).

(e) After giving effect to the Transactions, all existing third party indebtedness for borrowed money of the Borrower and its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) (including indebtedness existing under, and all commitments to extend credit under, the Target’s existing credit facilities, if any), other than (i) the Revolving Credit Facility, (ii) the Term Loan A Facility, (iii) the Term Loan B Facility, (iv) indebtedness permitted to remain outstanding under the Acquisition Agreement and (v) existing capital leases, purchase money debt, indebtedness permitted to be outstanding under the Facilities Documentation and other indebtedness to be agreed upon by the Borrower and the Lead Arranger, will be refinanced, repaid or terminated, and all security and guaranties in respect thereof discharged and released (the “Refinancing”).

A-1

(f) The proceeds of (i) cash on hand of the Borrower, (ii) the Term Loan A Facility, (iii) the Term Loan B Facility and (iv) if the Borrower so elects, the Revolving Credit Facility will be applied to pay (A) the Acquisition Consideration, (B) the fees, costs and expenses incurred in connection with the Transactions (including upfront fees and original issue discount) (such fees, costs and expenses, the “Transaction Costs”) and (C) for the Refinancing; provided that, the Revolving Credit Facility may only be drawn on the Closing Date (x) to fund original issue discount (“OID”) and/or upfront fees required to be paid pursuant to the “market flex” provisions of the Fee Letter, (y) to pay for part of the Acquisition Consideration and fund other Transaction Costs, and (z) to backstop or replace or cash collateralize letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower or its subsidiaries (the foregoing clauses (x), (y) and (z), “Permitted Closing Date Revolving Extensions of Credit”); provided, further, that the Borrower shall repay (for the avoidance of doubt, without a permanent reduction of the commitments under the Revolving Credit Facility) any amount drawn under the Revolving Credit Facility on the Closing Date for the purposes of financing amounts referred to in clause (y) above (such amount, the “Transaction Costs Revolving Amount”) within 30 days of the Closing Date in an amount equal to the Transaction Costs Revolving Amount minus $225 million.

The transactions described in clauses (a) through (f) above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Forest

Senior Secured Revolving Credit Facility

Senior Secured Term Loan A Facility

Senior Secured Term Loan B Facility

Summary of Principal Terms and Conditions1

Borrower:	Microsemi Corporation.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) will act as sole and exclusive administrative agent and collateral agent for the Credit Facilities (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned) and which syndicate shall not include any Disqualified Institutions (together with the Initial Lenders, the “Lenders”).

Lead Arranger and Bookrunner:	Morgan Stanley will act as lead arranger and bookrunner for each of the Credit Facilities (the “Lead Arranger”) and will perform the duties customarily associated with such roles.

Credit Facilities:	A senior secured revolving credit facility (the “Revolving Credit Facility” and the Lenders with a commitment under the Revolving Credit Facility, the “Revolving Lenders”) in an aggregate principal amount of $350,000,000 (the loans thereunder, together with (unless the context otherwise requires), the swingline borrowings referred to below, the “Revolving Loans”) on the terms and conditions set forth herein.

A senior secured term loan A facility (the “Term Loan A Facility”) in an aggregate principal amount of $375,000,000 (the loans thereunder, the “Term A Loans”) on the terms and conditions set forth herein.

A senior secured term loan B facility (the “Term Loan B Facility”; together with the Term Loan A Facility, the “Term Facilities”) in an aggregate principal amount of $2,200,000,000 (the loans thereunder, the “Term B Loans”; together with the Term A Loans, the “Term Loans”; and, the Term Loans together with the Revolving Loans, the “Loans”) on the terms and conditions set forth herein

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Purpose:	The proceeds of the Term Facilities will be used directly or indirectly to finance a portion of the Transactions, including upfront fees and original issue discount, if any.

The letters of credit and proceeds of the Revolving Loans will be used by the Borrower and its subsidiaries (a) on the Closing Date, exclusively for Permitted Closing Date Revolving Extensions of Credit and (b) after the Closing Date, for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the maturity date for the Revolving Credit Facility in accordance with the terms of the Facilities Documentation.

Swingline Loans:	In connection with the Revolving Credit Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available, in its sole discretion, to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to $25,000,000. Except for purposes of calculating the commitment fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Revolving Lender becomes a Defaulting Lender (to be defined in a manner consistent with the Documentation Principles), then the swingline exposure of such defaulting Revolving Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non- defaulting Revolving Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Revolving Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of non-defaulting Revolving Lenders.

Incremental Facilities:	The Facilities Documentation will permit the Borrower after the Closing Date to add one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, and “Incremental Revolving Increase”; together with the Incremental Term Facilities, and collectively referred to as the “Incremental Facilities”) in an aggregate amount (the “Available Incremental Amount”) of up to (a) an amount equal to $300.0 million, plus (b) an amount equal to all voluntary prepayments of Term Loans and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction in the commitments thereof (in each case, to the extent not financed with the proceeds from the incurrence of long-term indebtedness), plus (c) an unlimited amount, so long as after giving effect to the borrowings under such Incremental Facility on the effective date thereof on a pro forma basis (as defined below), the Consolidated Net Leverage Ratio is equal to or less than 3.00:1.00 (assuming that any Incremental Revolving Increase is fully drawn and it being understood that cash proceeds of any such Incremental Facility shall not be netted for the purpose of testing such Consolidated Net Leverage Ratio).

The availability of the Incremental Facilities shall be subject solely to the following terms and conditions: (a) no existing Lender shall be required to participate in any such Incremental Facility without its consent; (b) no default or event of default under the Credit Facilities shall have occurred and be continuing or would exist immediately after giving effect thereto (except in connection with permitted acquisitions or investments, which shall be subject to no payment or bankruptcy event of default under the Credit Facilities); (c) such Incremental Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the Credit Facilities, (ii) be subordinated in right of payment to the Credit Facilities, (iii) be secured on a pari passu basis with the Credit Facilities, (iv) be secured on a junior lien basis to the Credit Facilities or (v) be unsecured; provided that if subordinated or secured on a junior lien basis (except to the extent incurred under the Facilities Documentation (as defined below)), any intercreditor or lien subordination arrangements shall be reasonably satisfactory to the Administrative Agent, and if secured on an equal basis with the Credit Facilities, such Incremental Facilities shall be on terms and pursuant to documentation applicable to the Credit Facilities; (d) the maturity date of any such Incremental Term Facility shall be no earlier than the then latest maturity date of the Term Facilities or, if the Incremental Term Facility is structured as a “Term A” facility, the latest maturity date of the Term Loan A Facility; (e) the weighted average life to maturity of any such Incremental Term Facility shall be no shorter than the then remaining weighted average life to maturity of the Term Loans or, if the Incremental Term Facility is structured as a “Term A” facility, the then remaining weighted average life to maturity of the Term Loan A Facility; (f) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Credit Facility, such Incremental Revolving Increase shall require no scheduled amortization of mandatory commitment reduction prior to the final maturity of the Revolving Credit Facility and the Incremental Revolving Increase shall be on the same terms and pursuant to the exact same documentation applicable to the Revolving Credit Facility, (g) subject to clauses (d) and (e) above, the amortization schedules applicable to any such Incremental Term Facility shall be as determined by the Borrower and the lenders thereunder; (h) the representations and warranties in the Facilities Documentation shall be true and correct in all material respects immediately after giving effect to the incurrence of such Incremental Term Facility, subject to “SunGard” provisions substantially identical to the Certain Funds Provisions to the extent the proceeds of such Incremental Facility are used to finance, in whole or in part, permitted acquisitions or investments; (i) any fees payable in connection with such Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility; (j) such Incremental Term Facility may provide for the ability to participate on a pro rata basis or less than pro rata basis in any voluntary or mandatory prepayments of the Term Loans; (k) during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date only, the interest rate, upfront fees and original issue discount for any term loan sunder such Incremental Term Facility shall be as determinedby the Borrower and the lenders providing such Incremental Term Facility; provided that in the event that the yield on such Incremental Term Facility (taking into account interest margins, minimum Adjusted LIBOR (as defined in Annex I to Exhibit B), minimum ABR, upfront fees and OID on such term loans, with upfront fees and OID being equated to interest margins based on an assumed four year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other fees payable in connection therewith) (the “Incremental Yield”) (other than any Incremental Term Facility that is unsecured, subordinated or secured on a junior-lien basis) exceeds the yield on the Term Loan B Facility or, if the Incremental Term Facility is

structured as a “Term A” facility, the Term Loan A Facility (determined as provided above), by more than 0.50% per annum, then the interest margins for the Term B Loans and/or the Term A Loans, as applicable, shall automatically be increased to a level such that the yield on the Term B Loans and/or the Term A Loans, as applicable, shall be 0.50% below the Incremental Yield (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR “floor” on any Incremental Term Facility shall be effected solely through an increase therein (or implementation thereof, as applicable); and (l) except as otherwise provided above, all other terms of such Incremental Term Facility, if not consistent with the terms of the existing Term Facilities, will be as agreed between the Borrower and the lenders providing such Incremental Term Facilities, with such other terms not consistent with the existing Term Facilities to be reasonably satisfactory to the Administrative Agent.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith; provided that the consent of the Administrative Agent, the Swing Line Lender and the Issuing Banks (not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.

The proceeds of the Incremental Facilities will be used for general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, restricted payments, refinancing of Indebtedness and any other transaction not prohibited by the Facilities Documentation). The Facilities Documentation shall be amended to give effect to any Incremental Facility by documentation executed by the Lenders making the commitments with respect thereto, the Administrative Agent and the Borrower and without the consent of any other existing Lender. The Facilities Documentation will also permit amendments thereof with the consent of only the Administrative Agent and the Borrower to permit extensions of credit under the Incremental Facilities and the accrued interest and fees in respect thereof to share in the benefits of the Facilities Documentation and to include the Lenders holding such facilities in the definition of Required Lenders and Majority Facility Lenders.

In addition, the Borrower may, in lieu of adding Incremental Term Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Term Debt, subject to customary terms and conditions (such as customary intercreditor documentation reasonably acceptable to the Administrative Agent, if applicable).

“Incremental Equivalent Term Debt” means Indebtedness in an amount not to exceed the then Available Incremental Amount consisting of the issuance of senior secured or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case on customary terms and conditions; provided that (a) such Incremental Equivalent Term Debt shall not be subject to the requirement set forth in clause (h) or the proviso of clause (k) of the second paragraph in this “Incremental Facilities” section, (b) the maturity date of such Incremental Equivalent Term Debt shall be no earlier than the maturity date of the Term Facilities and (c) the weighted average life to maturity of such Incremental Equivalent Term Debt shall be no shorter than the remaining average life to maturity of the Term Facilities.

Refinancing Facilities:	The Facilities Documentation will permit the Borrower to refinance loans under the Term Facilities and any Incremental Term Facility or commitments under the Revolving Credit Facility from time to time, in whole or in part, with (a) one or more new term facilities (each, a “Refinancing Facility”) under the Facilities Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the entities providing Refinancing Facility, (b) other than in the case of the Revolving Credit Facility, one or more series of senior unsecured notes or loans, (c) other than in the case of the Revolving Credit Facility, one or more series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Credit Facilities, or (d) other than in the case of the Revolving Credit Facility, one or more series of junior lien senior secured notes or loans that will be secured on a subordinated basis to the Credit Facilities, which will be subject to customary intercreditor and/or subordination arrangements reasonably satisfactory to the Administrative Agent and the Borrower (any such notes or loans, “Term Refinancing Notes”), subject, in each case, solely to the following terms and conditions: (i) any such Refinancing Facility or Term Refinancing Notes shall not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the applicable Credit Facility or Incremental Facility being refinanced; (ii) any Refinancing Facility or Term Refinancing Notes shall not be guaranteed by any person that is not a Guarantor (as defined below); and (iii) to the extent secured, any Refinancing Facility or Term Refinancing Notes shall not be secured by any assets that do not constitute Collateral; (iv) the other terms and conditions of such Refinancing Facility or Term Refinancing Notes (excluding pricing and optional prepayment or redemption terms) shall be substantially identical to, or not materially more favorable (taken as a whole) to the lenders providing such Refinancing Facility or Term Refinancing Notes, as applicable, than those applicable to the Facility or Incremental Facility being refinanced are to the Lenders (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facilities or Incremental Facility existing at the time of such refinancing).

Letters of Credit:	An aggregate amount to be agreed of the Revolving Credit Facility will be available to the Borrower and its subsidiaries for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by the Administrative Agent up to $50,000,000 (it being understood that the Administrative Agent shall only issue standby letters of credit) and/or Lenders reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed) who agree to issue letters of credit (each an “Issuing Bank”)); provided that, no Issuing Bank shall be obligated to issue any letters of credit or fund participations in the reimbursement obligations of such letters of credit in an aggregate amount exceeding such Issuing Bank’s unused commitment under the Revolving Credit Facility on a pro rata basis. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such defaulting Revolving Lender will automatically be reallocated among the non- defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non- defaulting Revolving Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Revolving Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent the letter of credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to such Issuing Bank’s reasonable satisfaction.

Interest Rate and Fees:	As set forth in Annex I to this Exhibit B.

Default Rate:	Upon the occurrence and during the continuance of (i) a principal payment or bankruptcy-related Event of Default, or (ii) any other payment Event of Default, at the election of Required Lenders, overdue principal shall bear interest at the applicable interest rate plus 2.0% per annum, and any other overdue interest and fees shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit B) plus 2.0% per annum, and in each case, shall be payable on demand and shall begin to accrue from the date of such Event of Default.

Final Maturity and Amortization:	The Term A Loans will mature on the date that is five years after the Closing Date (the “Term Loan A Maturity Date”); provided that the Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term A Loans upon the request of the Borrower and without the consent of any other Lender (subject to customary terms and conditions). The Term A Loans shall be payable in equal quarterly installments in an aggregate annual amount equal to (x) in respect of each of the first two years following the Closing Date, 5.0% of the original principal amount to the Term Loan A Facility and (y) in respect of each of the third, fourth and fifth year following the Closing Date, 10.0% of the original principal amount of the Term Loan A Facility with the balance payable on the Term Loan A Maturity Date; provided that if the Term Loan A Maturity Date for individual Lenders is extended beyond the fifth anniversary of the Closing Date, such extended Term A Loans shall be subject to amortization as agreed by the Borrower and such extending Lenders.

The Term B Loans will mature on the date that is seven years after the Closing Date (the “Term Loan B Maturity Date”); provided that the Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term B Loans upon the request of the Borrower and without the consent of any other Lender (subject to customary terms and conditions). The Term B Loans shall be payable in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan B Facility with the balance payable on the Term Loan B Maturity Date; provided that if the Term Loan B Maturity Date for individual Lenders is extended beyond the seventh anniversary of the Closing Date, such extended Term B Loans shall be subject to amortization as agreed by the Borrower and such extending Lenders.

The Revolving Credit Facility will mature, and commitments thereunder will terminate, on the Term Loan A Maturity Date; provided that the Facilities Documentation shall provide the right for individual Revolving Lenders to agree to extend the maturity date of all or a portion of their Revolving Credit Facility commitments upon the request of the Borrower and without the consent of any other Revolving Lender (subject to customary terms and conditions).

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the Credit Facilities and under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), or cash management arrangements entered into with a Lender, the Administrative Agent or any person that at the time such arrangements were entered into was an affiliate of a Lender or the Administrative Agent (“Hedging/Cash Management

Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis by, subject to certain exceptions, each existing and subsequently acquired or organized direct or indirect wholly owned subsidiary of the Borrower organized under the laws of the United States or any state thereof (the “Guarantors”); provided that Guarantors shall not include, (a) immaterial subsidiaries (to be defined as set forth in the Existing Credit Agreement with such changes as may be mutually agreed consistent with the Documentation Principles), (b) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date, in each case, from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a bank guarantee unless such consent, approval, license or authorization has been received, (c) not-for-profit subsidiaries, if any, (d) any non-United States subsidiary for which the providing of a bank guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such subsidiary’s officers, directors or managers, (e) any foreign subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code, as amended (a “CFC”), (f) any direct or indirect subsidiary of a CFC, (g) any direct or indirect subsidiary of the Borrower or a Guarantor that owns no material assets other than equity interests in one or more subsidiaries that are CFCs (a “CFC Holdco”) or another CFC Holdco, (h) certain special purpose entities, (i) any subsidiary acquired pursuant to an acquisition permitted under the Facilities Documentation financed with secured Indebtedness permitted to be incurred pursuant to the Facilities Documentation as assumed Indebtedness (and not incurred in contemplation of such acquisition) and any subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such subsidiary from becoming a Guarantor) and subject to a cap to be agreed and (j) certain other subsidiaries as set forth in the Facilities Documentation to be agreed.

Security:	Subject to the limitations set forth below and subject to the Certain Funds Provisions, the obligations of the Borrower and the Guarantors in respect of the Credit Facilities and the Hedging/Cash Management Arrangements shall be secured by (a) a perfected pledge of the equity securities of each Guarantor and of each direct, subsidiary of the Borrower, and of each subsidiary Guarantor (which pledge, (i) in the case of voting equity interests in any CFC or any CFC Holdco, shall be limited to 65% of the voting equity interests in such subsidiary and (ii) shall not extend to any equity interest in any direct or indirect subsidiary of a CFC) (provided that except as set forth below, any such pledge of the equity securities of a subsidiary (other than Guarantor) organized under laws other than the United States or any state thereof shall not be required to be perfected under the laws of their jurisdiction of organization), and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than $10,000,000 (with all required mortgages being permitted to be delivered post-closing) and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement; (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition); (vi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition); (viii) “intent-to-use” trademark applications; (ix) other customary exclusions under applicable local law or in applicable local jurisdiction as mutually agreed by the Administrative Agent and the Borrower; (x) margin stock; (xi) any voting equity interests of a CFC or any CFC Holdco in excess of 65% of such equity interests; (xii) assets to the extent a security interest in such assets would result in material adverse tax consequences or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower and notified to the Administrative Agent; and (xiii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”). In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an event of default or (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Facilities Documentation).

Mandatory Prepayments:	The Term B Loans shall be prepaid, on a ratable basis, with, commencing with the 2017 fiscal year, 50% of Excess Cash Flow (to be defined in a manner consistent with the Existing Credit Agreement except as provided below or as mutually agreed), stepping down to 0% upon achievement of a Consolidated Net Leverage Ratio equal to or less than 3.00:1.00; provided that, for any fiscal year, (x) any voluntary prepayments of loans under the Term Facilities (or any Incremental Term Facility) and Revolving Credit Facility (to the extent commitments thereunder are permanently reduced by the amount of such prepayments) or open market or dutch auction repurchases of Term Loans to the extent of the cash payments made in connection therewith, made during such fiscal year or, without giving duplicative effect, after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of incurrences of long term Indebtedness, issuances of equity and non-ordinary course asset sales and insurance and condemnation proceeds, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) and (y) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures, certain permitted investments, permitted acquisitions and certain restricted payments to be agreed, in each case, to the extent financed with internally generated funds made during such fiscal year.

The Loans shall be prepaid with:

(a)   100% of the net cash proceeds of all non-ordinary course asset sales by the Borrower and its subsidiaries (including insurance and condemnation proceeds, but with exceptions for ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, and other exceptions consistent with the Documentation Principles) subject to thresholds to be mutually agreed and the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the expiration of such 12-month period; and

(b)   100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation (excluding the proceeds of any Refinancing Facility or Term Refinancing Notes)).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit), in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, (x) in the case of an Excess Cash Flow prepayment, to the Term B Loans pro rata to the remaining scheduled amortization payments under the Term Loan B Facility (including any Incremental Term Facility) and (y) in the case of any other mandatory prepayment, first, ratably to the Term A Loans and the Term B Loans, in each case pro rata to the remaining scheduled amortization payments under such Term Facility (including any Incremental Term Facility), then, ratably to the Revolving Loans (without any permanent reduction of the commitments under the Revolving Credit Facility).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a mandatory prepayment with proceeds of any Refinancing Facility or other indebtedness permitted under the Facilities Documentation that is incurred for the purpose of refinancing Loans (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Facilities Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law or (b) result in material adverse tax consequences.

Voluntary Prepayments:	Voluntary prepayments of loans under the Revolving Credit Facility, Term Facilities and any Incremental Term Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs actually incurred (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of loans under the Term Facilities will be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

In the event that a Repricing Event (as defined below) occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount of Term B Loans prepaid, repaid, assigned or subject to an amendment.

“Repricing Event” shall mean (i) any prepayment or repayment of Term B Loans, in whole or in part, with the proceeds of, or conversion of any portion of any tranche of Term B Loans into, any new or replacement tranche of syndicated term loans under credit facilities bearing interest with an all-in yield less than the all-in yield applicable to such portion of the Term B Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term Loan B Facility which reduces the all-in yield applicable to the Term B Loans, but excluding, in any such case, any new or replacement syndicated term loans incurred in connection with a change of control, initial public offering or a transformative acquisition.

If on or prior to the date that is six months after the Closing Date any Lender is forced to assign its loans under the First Term Loan B Facility following the failure of such Lender to consent to an amendment of the definitive documentation for the Term Loan B Facility that would have the effect of reducing the all-in yield applicable to such loans, such Lender shall be paid a 1.00% fee on the principal amount of the Term B Loans so assigned.

Facilities Documentation:	The definitive documentation for the Credit Facilities (the “Facilities Documentation”) shall be subject to the Documentation Principles.

Notwithstanding anything to the contrary in the Commitment Letter, all leases of the Borrower and its subsidiaries that would be treated as operating leases for purposes of GAAP as in effect on the date hereof shall continue to be accounted for as operating leases for purposes of the Facilities Documentation, regardless of any change to GAAP following such date that would otherwise require such leases to be treated as capital leases.

Consolidated total assets and financial ratios will be calculated on a pro forma basis.

The representations and warranties, covenants and events of default contained in the Facilities Documentation shall consist solely of the provisions described below, in each case, applicable to the Borrower and the Borrower’s subsidiaries.

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon): organizational status and good standing; power and authority, execution, delivery and enforceability of Facilities Documentation; with respect to Facilities Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with law (including PATRIOT Act); no litigation that could reasonably be expected to have a Material Adverse Effect (to be defined in a manner mutually agreed which shall in no event be less favorable to the Borrower than the Existing Credit Agreement definition); margin regulations; investment company act; material governmental approvals; after the Closing Date, no material adverse change since the date of the most recent audited financial statements delivered prior to the Closing Date; materially accurate and complete disclosure in all material respects; insurance; taxes; ERISA; equity interest and ownership of subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties;

subject to the Certain Funds Provisions and the restrictions described under the caption “Security”, creation, validity and perfection of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries; and Patriot Act, OFAC, FCPA and anti-money laundering laws.

Conditions to Initial Borrowing:	The availability of the borrowing and other extensions of credit under the Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Section 6 (including by reference to Exhibit C) of the Commitment Letter and, subject to the Certain Funds Provisions, clause (a) below under “Conditions to All Borrowings.”

Conditions to All Borrowings:	The making of each extension of credit under the Credit Facilities shall be conditioned upon (a) subject to the Certain Funds Provisions (in the case of an extension of credit on the Closing Date), delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects and (c) after the Closing Date, the absence of defaults or events of defaults at the time of, and after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed upon): delivery of annual audited and quarterly unaudited consolidated financial statements (limited, in the case of quarterly financial statements, to the first three fiscal quarters of a fiscal year only), and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception resulting solely from (x) an upcoming maturity date under the Credit Facilities occurring within one year from the time such opinion is delivered or (y) or any prospective or actual default of any financial covenant under the Facilities Documentation)); annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); notices of knowledge of events of default, ERISA events and litigation that could reasonably be expected to result in a Material Adverse Effect; commercially reasonable efforts to maintain public ratings; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; visitation rights; maintenance of existence; maintenance of books and records; payment of taxes; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); OFAC, FCPA and anti-money laundering laws; additional Guarantors and Collateral (subject to limitations set forth under the caption “Security”); use of proceeds; annual lender calls and, at the reasonable request of the Administrative Agent, quarterly lender calls; and further assurances on collateral matters.

Negative Covenants:	Consistent with the Documentation Principles and limited to the following (except as otherwise expressly indicated, to be applicable to the Borrower and its subsidiaries):

Indebtedness. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

1.     obligations under the Credit Facilities, any Incremental Facilities, and Refinancing Facilities (and Term Refinancing Notes);

2.     obligations under Incremental Equivalent Debt;

3.     intercompany Indebtedness among the Borrower and its wholly-owned subsidiaries, and (ii) intercompany Indebtedness owing by any non-wholly-owned subsidiary that is not a Guarantor to the Borrower or another Guarantor (together with investments in non-Guarantor non-wholly-owned subsidiaries permitted under “Investments” below (considered without double-counting)) to an aggregate amount not to exceed, in the case of this clause (ii), $175.0 million;

4.     any Indebtedness permitted to survive after the Closing Date under the terms of the Acquisition Agreement;

5.     Indebtedness with respect to capital leases and purchase money Indebtedness in an aggregate amount not to exceed $75.0 million at any time;

6.     Indebtedness of a person existing at the time such person became a subsidiary of the Borrower or any Guarantor in an aggregate principal amount not to exceed $100.0 million;

7.     Junior Indebtedness so long as, on a pro forma basis after giving effect to such incurrence, the Borrower would be in compliance with the Financial Covenants;

8. Indebtedness of foreign subsidiaries of the Borrower in an aggregate amount not to exceed $100.0 million at any time;

9. Indebtedness in an aggregate amount not to exceed $100.0 million at any time; and

10. other customary exceptions and exceptions consistent with the Documentation Principles.

Liens. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, create, incur or assume any lien on or with respect to any of its properties or assets except:

1.     liens securing the Credit Facilities, any Incremental Facilities, Refinancing Facilities and Indebtedness of the Borrower and its subsidiaries permitted under the Acquisition Agreement to remain outstanding after the Closing Date;

2. liens securing Incremental Equivalent Debt;

3.     liens securing Indebtedness described in clauses 5, 6 and 7 under the caption “Indebtedness” above subject to terms and conditions consistent with the Existing Credit Agreement or as mutually agreed;

4. liens on assets of foreign subsidiaries of the Borrower to the extent the Indebtedness secured thereby is permitted and does not exceed $100.0 million in the aggregate at any time;

5. liens not otherwise permitted so long as the aggregate amount secured thereby does not exceed $100.0 million at any time; and

.	6. other customary permitted liens consistent with the Documentation Principles.

Dispositions. The Borrower shall not, nor shall it permit any of its subsidiaries to, sell, transfer or otherwise dispose of all or any part of its business, assets or property, except:

1.     dispositions not to exceed the greater of (i) 25% of the consolidated total assets of the Borrower in the aggregate for any fiscal year of the Borrower and (ii) $10.0 million in any fiscal year of the Borrower, so long as at least 75% of the consideration is in the form of cash or cash equivalents or exchanged for other useful assets;

2. dispositions of real property owned in fee for fair market value not to exceed $25.0 million in the aggregate for all such dispositions; and

3. other customary exceptions and exceptions consistent with the Documentation Principles.

Investments. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, make or own any investment in any other person, except:

1.     (i) intercompany investments among the Borrower and its wholly-owned subsidiaries (including intercompany loans), and (ii) intercompany investments by the Borrower or any Guarantor in any non-wholly-owned subsidiary that is not a Guarantor, in an aggregate amount not to exceed, in the case of this clause (ii), $175.0 million at any time (together with intercompany Indebtedness of non-Guarantor non-wholly owned subsidiaries permitted under “Indebtedness” above (considered without double-counting);

2.     loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) and its subsidiaries in an aggregate amount not to exceed $5.0 million at any time;

3.     acquisitions (“Permitted Acquisitions”); provided that (a) no event of default has occurred and is continuing immediately before any such acquisition or investment or would result immediately after giving effect to such acquisition or investment, (b) on a pro forma basis after giving effect to such acquisition, the Borrower would be in compliance with the Financial Covenants and (c) with respect to the acquisitions of entities that do not become Guarantors, the total consideration paid will respect to such entities (exclusive of consideration consisting of common stock of the Borrower or the Available Amount) shall not exceed (i) $450 million plus (ii) an unlimited amount so long as the Consolidated Net Leverage Ratio is less than or equal to 3.00:1.00; provided, further, that clause (c) of this proviso shall not apply to acquisitions where the target is a domestic entity who becomes a Guarantor and where the subsidiaries of such target who do not become Guarantors together with their assets do not comprise a substantial portion of the assets of such target and its subsidiaries taken as a whole as further set forth in the Facilities Documentation;

4. investments in cash and cash equivalents;

5. so long as no event of default has occurred and is continuing, additional investments out of the Available Amount Basket (as defined below);

6. so long as no event of default has occurred and is continuing and the Consolidated Net Leverage Ratio is less than or greater than 3.00:1.00, additional investments;

7. additional investments in an aggregate amount (valued at cost, if applicable) not to exceed $50,000,000 at any time outstanding; and

8.     other customary exceptions and exceptions consistent with the Documentation Principles.

In addition, the Borrower shall be permitted to designate unrestricted subsidiaries in an aggregate amount to be mutually agreed. Notwithstanding anything herein to the contrary, the provisions of the Facilities Documentation shall be revised as customary to include the concept of unrestricted subsidiaries and exclude unrestricted subsidiaries from the covenant package as shall be mutually agreed.

Restricted Payments. The Borrower shall not, nor shall it permit any of its subsidiaries to, pay any dividends or distributions on, or redemptions of, the Borrower’s or such subsidiary’s equity, except:

1.     restricted payments to pay cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower;

2. restricted payments consisting of the cashless exercise of options and warrants of the equity interests of Borrower or any of its subsidiaries;

3.     (i) restricted payments by the Borrower to (i) purchase capital stock from present or former officers, directors, employees or consultants of the Borrower or any of its subsidiaries upon the death, disability or termination of employment or services of such individual, and (ii) redeem or otherwise acquire capital stock from the employees, officers, directors and consultants of the Borrower or any of its subsidiaries by net exercise, net withholding or otherwise, pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement (provided, that the aggregate amount of payments under clauses (i) and (ii) shall not exceed $5.0 million in any fiscal year of the Borrower and $10.0 million over the life of the Credit Facilities plus, in each case, any proceeds received by the Borrower after the Closing Date in connection with the issuance of common equity that are used for the purposes described in this clause 3);

4. exceptions for restricted payments by subsidiaries shall be consistent with the Existing Credit Agreement with such changes as may be mutually agreed;

5.     so long as no event of default has occurred and is continuing and the Consolidated Net Leverage Ratio is equal to or less than 4.00:1.00, other restricted payments out of the Available Amount Basket;

6. so long as no event of default has occurred and is continuing and the Consolidated Net Leverage Ratio is equal to or less than 3.00:1.00, other restricted payments; and

7. other customary exceptions and exceptions consistent with the Documentation Principles.

Payments on/modifications to Subordinated or Junior Lien Debt. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly: (a) make payments in cash on any permitted subordinated or junior lien debt (other than (i) regularly scheduled payments of principal and interest, mandatory offers to repay or mandatory prepayments of principal, premium and interest, and payment of fees, expenses and indemnification obligations, (ii) refinancings, conversions or exchanges of such debt for like or junior debt, subject to conditions to be agreed, (iii) payments with, or conversions to, equity (other than disqualified stock), or (iv) other payments of such debt to be mutually agreed upon); provided that notwithstanding the foregoing, so long as no event of default has occurred and is continuing, repayments or redemptions of other debt shall be permitted out of the Available Amount Basket and shall be permitted if restricted payments are permitted under clause 5 under the caption

“Restricted Payments” above; or (b) modify the terms of any permitted subordinated or junior lien debt to the extent such modification is materially adverse to the Lenders (it being understood that the foregoing limitation shall not otherwise prohibit debt refinancing or replacing or in exchange for the foregoing debt subject to limitations to be agreed upon).

Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, enter into any sale and leaseback transaction, except customary exceptions and exceptions consistent with the Documentation Principles.

Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any affiliate of the Borrower on terms that are materially less favorable to the Borrower or such subsidiary, as the case may be, than those that might be obtained at the time from a person who is not such an affiliate; provided that the foregoing restriction shall not apply to:

1. transactions among the Borrower and the Guarantors (collectively, “Loan Parties”);

2. transactions among non-Loan Parties;

3. transactions expressly permitted under other provisions of the negative covenants; and

4. other customary exceptions and exceptions consistent with the Documentation Principles.

Negative Pledge Restrictions. The Borrower shall not, nor shall any of its subsidiaries enter into any agreement prohibiting the creation or assumption of any lien upon any of its properties or assets to secure the obligations under the Credit Facilities or restricting distributions by subsidiaries, subject to customary exceptions and exceptions consistent with the Documentation Principles.

Nature of Business. The Borrower shall not, nor shall it permit any of its subsidiaries to, engage in any business other than the businesses engaged in on the Closing Date and similar, corollary, related, incidental, ancillary or complementary businesses.

Fiscal Year. The Borrower shall not change its fiscal year end.

Fundamental Changes. The Borrower shall not, nor shall it permit any of its subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or sell, transfer or otherwise dispose of all or substantially all of its assets, subject to customary exceptions and exceptions consistent with the Documentation Principles.

Amendment and Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Loan Party or any subsidiary whose equity is pledged as part of the Collateral to amend, waive or otherwise modify any provision of such person’s organizational documents if such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect.

“Available Amount Basket” shall mean a cumulative amount equal to (a) an amount equal to $100 million, plus (b) the retained portion of Excess Cash Flow (i.e., Excess Cash Flow as defined for purposes of the Excess Cash Flow mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the Term B Loans; provided that the retained portion of Excess Cash Flow for any fiscal year shall not be less than zero), plus (c) the cash proceeds of new public or private equity issuances of the Borrower or any parent of the Borrower (other than disqualified stock, any equity contributed as a Specified Equity Contribution (as defined below) to the extent the proceeds thereof are contributed to the Borrower as qualified equity and equity used to incur Equity Proceeds Indebtedness (to be defined as mutually agreed)), plus (d) capital contributions to the Borrower made in cash or cash equivalents (other than in respect of disqualified stock, any equity contributed as a Specified Equity Contribution and any capital contributions used to incur Equity Proceeds Indebtedness), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its subsidiaries on or proceeds of dispositions of investments made using the Available Amount Basket, plus (f) the aggregate amount of Indebtedness (other than Indebtedness owing to the Borrower or any of its subsidiaries) that has been converted into or exchanged for equity interests (other than disqualified stock) of the Borrower, plus (g) any mandatory prepayment amount declined by a Declining Lender.

The Available Amount Basket may be used for investments, restricted payments and the prepayment, repurchase or redemption of junior capital/subordinated debt or other Indebtedness as provided above.

Financial Covenants:	Consistent with the Documentation Principles, the Facilities Documentation will contain the following financial covenants (the “Financial Covenants”) which will be calculated on a pro forma basis with regard to the Borrower and its subsidiaries on a consolidated basis, solely for the benefit of the Revolving Lenders and the Lenders under the Term Loan A Facility:

(a)   Maintenance of a maximum Consolidated Net Leverage Ratio of no greater than (i) during the period from the Closing Date through the end of the fiscal quarter ending after the second year anniversary of the Closing Date, 5.00:1.00, (ii) during the period commencing after the end of the period described in clause (i) through the end of the fiscal quarter ending after the third anniversary of the Closing Date, 4.50:1.00 and (iii) thereafter, 4.00:1.00, which ratio will be applicable only to the Revolving Credit Facility and the Term Loan A Facility and will be tested, commencing with the first full fiscal quarter after the Closing Date provided that the Borrower shall be permitted one time at the Borrower’s election (upon written notice to the Administrative Agent) during the term of the Credit Facilities, solely in connection with a permitted acquisition with cash (or cash-equivalent) consideration in excess of $50,000,000, to increase the maximum Consolidated Net Leverage levels set forth above by 0.50x for the next four test periods following the closing date of such acquisition (stepping down by 0.25x on an annual basis following the completion of such four test periods (to no less than 4.00:1.00)); provided, further, that in no event shall such Consolidated Leverage Ratio level be set above 5.00:1.00.

(b)   Maintenance of a minimum Fixed Charge Coverage Ratio (as defined below) of no less than 1.25:1.00, which ratio will be applicable only to the Revolving Credit Facility and the Term Loan A Facility and will be tested, commencing with the first full fiscal quarter after the Closing Date.

Financial Definitions:	“Consolidated EBITDA” means, for any period, for the Borrower and its subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income (to be defined in a manner consistent with Documentation Principles) for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense for such period, (v) all extraordinary, unusual or nonrecurring losses, expenses and charges, (vi) any restructuring charges and reserves and any losses on related sales of personal and real property, including any charges and losses incurred in connection with the closure of any operational facilities of the Borrower and its subsidiaries for such period, (vii) effects of adjustments in any line item in the Borrower’s consolidated financial statements resulting from the application of purchase accounting (including any step-ups with respect to re-valuing assets and liabilities) in relation to the Transactions and any investment, acquisition, merger or consolidation or the depreciation, amortization or write-off of any amounts thereof, (viii) customary costs and expenses incurred in connection with the Transactions, (ix) all customary costs and expenses incurred or paid in connection with permitted investments (including Permitted Acquisitions) or permitted dispositions whether or not such permitted investment or permitted disposition is consummated or occurred or occurs prior to or after the date hereof, including, without limitation, the Acquisition, (x) all customary cost sand expenses incurred in connection with the issuance, prepayment or amendment or refinancing of permitted Indebtedness or issuance of capital stock, including, without limitation, the Acquisition, (xi) other expenses of the Borrower and its subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (xii) the aggregate net loss on the disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, and less (b) the following to the extent added in calculating such Consolidated Net Income (A) all interest income for such period, (B) all income tax benefits included in Consolidated Net Income for such period, (C) non-cash purchase accounting adjustments, (D) the aggregate net gain from the disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, all as determined on a consolidated basis and (E) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges (as defined below) for such period.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense (to be defined in a manner consistent with the Documentation Principles) for such period, (b) scheduled amortization payments made during such period on account of principal of Indebtedness of the Borrower or any of its subsidiaries (including scheduled amortization principal payments in respect of the Term Loans but excluding the Revolving Loans), (c) income taxes paid in cash during such period, (d) Capital Expenditures (to be defined in a manner consistent with the Documentation Principles) paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures), and (e) restricted payments pursuant to clauses (3) and (5) under the caption “Restricted Payments” paid in cash during such period.

“Consolidated Funded Debt” shall be defined in a manner consistent with the Documentation Principles.

“Consolidated Net Leverage Ratio” means at any date, the ratio of (a) the total of (i) Consolidated Funded Debt as of such date minus (ii) unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date up to $300 million to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered to the Administrative Agent).

“Indebtedness” shall be defined in a manner consistent with the Documentation Principles.

“Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the equity interests of a person and (2) involves the payment of consideration by the Borrower and its subsidiaries in excess of $20,000,000.

“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its subsidiaries in excess of $20,000,000.

“pro forma basis” or “pro forma effect” means, with respect to compliance with any test or covenant, compliance with such test or covenant after giving effect to (i) any Material Acquisition, (ii) any incurrence or repayment of Indebtedness or (iii) any Material Disposition (including (a) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition, any incurrence or repayment of Indebtedness or any Material Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (b) pro forma adjustments determined in good faith by the Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld) arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented within 18 months following such transaction and are supportable and quantifiable and, in each case, including (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (c) such other adjustments as determined in good faith by the Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld), in each case as certified by an officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of the Borrower and its subsidiaries and assuming that all Material Acquisitions that have been consummated during the period, any Material Disposition and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

Events of Default:	Limited to the following (except as otherwise expressly indicated, to be applicable to the Loan Parties): failure to pay any principal when due; non-payment of interest, fees or other amounts after a five business day grace period; default under any covenant or agreement in the Facilities Documentation (subject (i) in the case of certain affirmative covenants, to a 30 day grace period or, in the case of certain other affirmative covenants, a shorter grace period and (ii) with respect to the Financial Covenants, a breach shall only result in an event of default with respect to the Term Loan B Facility when the Revolving Lenders and Lenders under the Term Loan A Facility have terminated the commitments under the Revolving Credit Facility and accelerated any Revolving Loans and Term A Loans then outstanding); actual or asserted invalidity of a material Guarantor’s guaranty or material security interest; inaccuracy of representations or warranties in any material respect; cross-default and cross-acceleration to other Indebtedness in excess of $75 million, insolvency or bankruptcy of the Borrower or its material subsidiaries (with a 60 day grace period for involuntary events); ERISA events with respect to the Borrower and its subsidiaries that could reasonably be expected to result in a Material Adverse Effect; change of control (to be defined in a mutually satisfactory manner which shall be no less favorable to the Borrower than the definition in the Existing Credit Agreement); and monetary judgments in respect of the Borrower and its subsidiaries (not vacated, discharged, stayed or bonded pending appeal within 30 days) in an amount in excess of $75 million (to the extent not covered by insurance).

Voting:	Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Credit Facilities (the “Required Lenders”); provided that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of the commitment of such Lender, (ii) reductions of principal, interest (other than a waiver of default interest) or fees (it being understood that an amendment to the Financial Covenants or defined terms used in the Financial Covenants shall not constitute a reduction in the rate of interest or fees), (iii) extensions of any scheduled amortization payments, the date for payment of any interest or fees or the final maturity and (iv) changes to the pro rata sharing provisions (with exceptions for certain transactions to be agreed, including amend and extend transactions)); provided that no amendment or waiver of a required mandatory prepayment or the mandatory prepayment provisions or related definitions shall constitute an amendment or waiver to which this clause (a) is applicable, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Facilities Documentation), (c) the consent of the Administrative Agent shall be required for any amendment that modifies agency specific provisions, (d) the consent of the Issuing Banks shall be required for any amendment that modifies letter of credit specific provisions, (e) the consent of the Swing Line Lenders shall be required for any amendment that modifies swingline specific provisions, and (f) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenants only require the approval of Lenders holding more than 50% of the sum of the aggregate amount of the commitments under the Revolving Facility (other than any Defaulting Lender) and the aggregate amount of the Term Loan A Facility.

Defaulting Lenders shall not be included in the calculation of Required Lenders or other requisite Lenders; provided that, subject to the Borrower’s right to replace Defaulting Lenders described under the caption “Replacement of Lenders” below, Defaulting Lenders shall be included therein with respect to (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans or commitments under the Credit Facilities of such Defaulting Lender as compared to other Lenders holding the same class of loans or commitments and (y) any amendment relating to (a) increases in the commitment of such Defaulting Lender, (b) reductions of principal, interest, fees or premium applicable to the loans or commitments of such Defaulting Lender, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the loans or commitments of such Defaulting Lender, and (d) the definition of Required Lenders.

The Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

The Facilities Documentation will contain customary “amend and extend” provisions (on terms to be mutually agreed by the Administrative Agent and the Borrower) pursuant to which the Borrower may extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or inconsistency of a technical nature in the Facilities Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Cost and Yield Protection:	The Facilities Documentation will contain customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements and increased costs due to changes in law or regulation after the date of the Credit Facilities or, if later, the date on which the applicable Lender becomes a Lender; provided that a Lender shall not be entitled to submit a claim for compensation based upon a change in law or regulation unless it shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit facilities entitling it to make such claims (it being agreed that no Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary mitigation requirements and other exceptions, including the requirement to provide applicable tax-related documentation, it being understood that the gross-up obligations shall not apply to withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code (and any amended or successor provisions to the extent substantially comparable thereto) and any regulations promulgated thereunder or guidance issued pursuant thereto.

Customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III shall be included subject to the limitation in the proviso of the first sentence of the immediately preceding paragraph.

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign loans and/or commitments under the Term Facilities with the consent of the Borrower and the Administrative Agent (in each case, not to be unreasonably withheld, delayed or conditioned) and loans and commitments under the Revolving Credit Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (i) no consent of the Borrower shall be required (A) with respect to the Term Facilities, if such assignment is made to another Lender or an affiliate or approved fund of such Lender, (B) with respect to the Revolving Credit Facility, if such assignment is made to another Revolving Lender or an affiliate or approved fund of such Revolving Lender or (C) after the occurrence and during the continuance of an event of default, (ii) the Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request made in writing and (iii) no consent of the Administrative Agent shall be required with respect to any assignment if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund of a Lender; provided, further, that no assignments shall be made to any Disqualified Institutions.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facilities and a minimum amount of $5,000,000 in the case of the Revolving Credit Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Credit Facilities.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law and consistent with the Documentation Principles. Voting rights of participants shall be limited to matters set forth under the caption “Voting” with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Subject to the provisions below, non-pro rata distributions will be permitted in connection with loan buy-back programs on terms to be mutually agreed.

Assignments of Term Loans (and loans under any Incremental Term Facilities) to, and purchases by, the Borrower and its subsidiaries will be permitted without any consent solely through Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed upon, so long as (i) no event of default has occurred and is continuing, (ii) the loans purchased are immediately cancelled and (iii) no proceeds from any Revolving Loan are used to fund such assignments.

Expenses and Indemnification:	If the Closing Date occurs, the Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and, in the case of clause (x) below, Morgan Stanley and, in the case of clause (y) below, the Commitment Parties (in each case, without duplication and promptly after a written demand therefor, together with backup documentation supporting such reimbursement request, except with respect to reimbursements payable on the Closing Date) associated with (x) the preparation, execution and delivery, amendment, modification, waiver and/or (y) enforcement of the Facilities Documentation (including, in any case, the reasonable and documented legal fees of a single firm of counsel (which shall be the counsel identified herein until the Closing Date) (and in the case of any actual or perceived conflict of interests, one additional counsel for the affected Lender(s) taken as a whole), and, if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates (without duplication) and the officers, directors, employees, advisors, agents, controlling persons, equityholders, partners, members and other representatives and their respective successors and permitted assigns of each of the foregoing, from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all indemnified parties, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equityholders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent (a) it has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such indemnified person or any of its affiliates or controlling persons or any of the equityholders, officers, directors, employees, partners, members, agents, advisors or other representatives of any of the foregoing or (ii) a material breach of the obligations of such indemnified person or any of its affiliates under the Facilities Documentation or (b) any proceeding between and among indemnified persons that do not involve an act or omission by the Borrower or its subsidiaries (other than claims against any Commitment Party in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Credit Facilities (excluding its role as a Lender)).

Replacement of Lenders:	The Borrower or the Administrative Agent shall, subject to usual and customary conditions, have the right to replace a Lender or, so long as no event of default has occurred and is continuing, prepay such Lender’s outstanding Term Loans in full on a non-pro rata basis without premium or penalty (a) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the consent of a majority of the Lenders or of the Lenders affected thereby has been obtained, (b) if such Lender asserts a claim for any funding protection, whether for increased costs, taxes, required indemnity payments or otherwise, and (c) if such Lender becomes a Defaulting Lender.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Shearman & Sterling LLP

ANNEX I to

EXHIBIT B

Interest Rates:	At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or U.S. ABR plus the Applicable Margin.

“Applicable Margin” shall mean (x) in respect of the Revolving Credit Facility and the Term Loan A Facility (i) if the Consolidated Net Leverage Ratio is greater than, or equal to, 4.00:1.00, 125 bps in the case of ABR loans and 225 bps in the case of LIBOR loans, (ii) if the Consolidated Net Leverage Ratio is less than 4.00:1.00 but greater than, or equal to, 2.00:1.00, 100 bps in the case of ABR loans and 200 bps in the case of LIBOR loans and (iii) if the Consolidated Net Leverage Ratio is less than 2.00:1.00, 75 bps in the case of ABR loans and 175 bps in the case of LIBOR loans (provided that clause (x)(i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date) and (y) in respect of the Term Loan B Facility, 275 bps in the case of ABR loans and 375 bps in the case of LIBOR loans.

All Swingline Loans will be ABR loans.

With respect to the Term Loan B Facility, there shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.75% per annum. With respect to the Revolving Credit Facility and the Term Loan A Facility, there shall be a minimum Adjusted LIBOR requirement (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) of 0.00% per annum.

The Borrower may elect interest periods of one, two, three or six months (or, if made available by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Interest on any Term Loan and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed); provided that interest on ABR loans, when based on the prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Adjusted LIBOR:	“Adjusted LIBOR” shall mean the London interbank offered rates for dollars, adjusted for statutory reserve requirements.

Annex I-B-1

ABR:	“ABR” shall mean the Alternate Base Rate, which shall be the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR plus 1.0% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Credit Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of (i) if the Consolidated Net Leverage Ratio is greater than, or equal to, 4.00:1.00, 35 bps per annum, (ii) if the Consolidated Net Leverage Ratio is less than 4.00:1.00 but greater than, or equal to, 2.00:1.00, 30 bps per annum and (iii) if the Consolidated Net Leverage Ratio is less than 2.00:1.00, 25 bps per annum, in each case, calculated on the average daily unused portion of the Revolving Credit Facility (provided that clause (i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date), payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders (other than the Swingline Lender in its capacity as such) pro rata in accordance with the amount of each such Revolving Lender’s Revolving Credit Facility commitment, with exceptions for Defaulting Lenders.

Annex I-B-2

EXHIBIT C

Project Forest

Summary of Additional Conditions2

The initial borrowings under the Credit Facilities shall be subject to the following conditions (subject in all respects to the Certain Funds Provisions):

1.	Solely to the extent of a Hostile Transaction, (i) the final documentation for the Non-Consensual Tender Offer shall be reasonably satisfactory to the Lead Arranger, (ii) the Non-Consensual Tender Offer shall be (unless the Target and the Borrower or one or more of the subsidiaries of the Borrower shall have entered into an acquisition agreement reasonably satisfactory to the Lead Arranger) for not less than 90% of the outstanding capital stock (on a fully diluted basis) of the Target (or such lesser percentage of capital stock as the Lead Arranger may agree), (iii) the Non-Consensual Tender Offer shall be consummated concurrently with the initial borrowing under the Credit Facilities, in compliance with law and in accordance with the final documentation referred to in clause (i) above, in each case, in all material respects and (iv) the Non-Consensual Tender Offer shall be in full force and effect with no provision thereof amended, waived or otherwise modified or supplemented that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger and the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price shall be deemed to be not materially adverse to the Lenders but any such reduction in the cash component of the purchase price in excess of 10% of the purchase price shall be allocated dollar-for-dollar to reduce the Term Loan A Facility and the Term Loan B Facility ratably, (b) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders so long as such increase is not funded with indebtedness and (c) any reduction in the minimum tender offer condition without the prior written consent of the Lead Arranger (not to be unreasonably withheld or delayed) shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger.

2.	Solely to the extent of a Negotiated Transaction, the Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those that are materially adverse to the interests of the Lenders, without the prior consent of the Lead Arranger (not to be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price for the Acquisition shall be deemed to be not materially adverse to the Lenders but any such reduction in the cash component of the purchase price in excess of 10% of the purchase price shall be allocated dollar-for-dollar to reduce the Term Loan A Facility and the Term Loan B Facility ratably, (b) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders so long as such increase is not funded with indebtedness, (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders shall not otherwise constitute an amendment or waiver, (d) the Acquisition Agreement shall be reasonably satisfactory to the Lead Arranger, it being

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

understood that the Acquisition Agreement executed by the Borrower on October 30, 2015 that we received is satisfactory and (e) any amendment, waiver or other modification to the definition of “Company Material Adverse Effect” set forth in the Acquisition Agreement or to the “Xerox” provisions in the Acquisition Agreement without the prior written consent of the Lead Arranger (not to be unreasonably withheld or delayed) shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger.

3.	The Refinancing shall have been consummated substantially concurrently with the funding of the Credit Facilities.

4.	Solely to the extent that the Acquisition is not consummated pursuant to a Negotiated Transaction, since the day immediately before the Borrower’s announcement of its offer to acquire shares of Target, there shall not have not occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement referred to in paragraph 2 above).

5.	In the case of a Negotiated Transaction, since the date of the Acquisition Agreement, there shall not have occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement).

6.	The Lead Arranger shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter (that is not the last fiscal quarter of a fiscal year) commencing on or after June 28, 2015 and ended at least 45 days prior to the Closing Date, (b) audited consolidated balance sheets and related statements of income and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma income statement of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 90 days prior to the Closing Date (if the end of such period is a fiscal year-end of the Borrower) or ended at least 45 days prior to the Closing Date (if the end of such period is not a fiscal year-end of the Target), in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income). The Lead Arranger acknowledges receipt of the financial statements referred to in clause (b) through the fiscal year ended December 27, 2014.

7.	Subject in all respects to the Certain Funds Provisions and the limitations described under the caption “Security” in Exhibit B to the Commitment Letter, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

8.	The Administrative Agent and the Lead Arranger shall have received, no later than three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by the Administrative Agent and the Lead Arranger at least seven business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.

(a) The execution and delivery of the Facilities Documentation by the Borrower and the Guarantors party thereto on the Closing Date, which shall be in accordance with the terms of the Commitment Letter (subject to modifications, as applicable, pursuant to the “market flex” provisions in the Fee Letter) and subject to the Certain Funds Provisions set forth in the Commitment Letter including Section 6 of the Commitment Letter and (b) the delivery to the Lead Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors (to the extent applicable) and a solvency certificate in the form set forth in Annex I to this Exhibit C, signed by the Chief Financial Officer (or similar officer) of the Borrower as of the Closing Date and after giving effect to the Transactions with respect to the Borrower and its subsidiaries, on a consolidated basis.

10.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

11.	(a) In the case of a Negotiated Transaction, the Specified Acquisition Agreement Representations (to the extent required by the Certain Funds Provisions) shall be true and correct in all material respects (except in the case of any Specified Acquisition Agreement Representations to which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or period, as the case may be); provided this condition shall be deemed satisfied unless the Borrower has (or an affiliate of the Borrower has) the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of such breach and (b) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or period, as the case may be).

12.	The Lead Arranger shall have been afforded a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) following delivery by the Borrower of information required for the Information Memorandum (other than portions thereof customarily provided by financing arrangers and limited, in the case of financial information, to the financial statements described in paragraph 6 above) (the “Marketing Information,” and such period, the “Marketing Period”) to seek to syndicate the Credit Facilities; provided that (i) November 27, 2015 shall not be considered a business day for the purposes of the Marketing Period and (ii) the Marketing Period shall either end on or prior to December 18, 2015 or, if the Marketing Period has not ended on or prior to December 18, 2015, then the Marketing Period shall commence no earlier than January 4, 2016; provided, that if the Borrower shall in good faith reasonably believe that the Marketing Information has been delivered, the Borrower may deliver to the Lead Arranger a written notice to that effect (stating when the Borrower believes the delivery of the Marketing Information to the Lead Arranger was completed), in which case the Borrower shall be deemed to have complied with such obligation to furnish the Marketing Information and the Lead Arranger shall be deemed to have received the Marketing Information, unless the Lead Arranger in good faith reasonably believes that the Borrower has not completed the delivery of such Marketing Information and, not later than 5:00 p.m. (New York time) two business days after the delivery of such notice by the Borrower, delivers a written notice to the Borrower to that effect (stating with specificity which such Marketing Information has not been delivered); provided, that notwithstanding the foregoing, the delivery of the Marketing Information shall be satisfied at any time at which (and so long as) the Lead Arranger shall have actually received the Marketing Information, regardless of whether or when any such notice is delivered by the Borrower.

ANNEX I to

EXHIBIT C

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

THE BORROWER

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of Microsemi Corporation (the “Borrower”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as applicable.

[Signature Page Follows]

Annex I-C-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

MICROSEMI CORPORATION

By:
Name: Title:

Annex I-C-2